Exhibit 4.ii.(b)

SUPPLEMENTAL INDENTURE

                          This Supplemental Indenture (this "Supplemental Indenture"), dated as of February 29, 2004, by and among IMC Canada Ltd., a Nova Scotia corporation ("IMC Canada Ltd. (Nova Scotia)"), 3086146 Nova Scotia Company, a Nova Scotia corporation (the "Guaranteeing Subsidiary"), IMC Global Inc., a Delaware corporation (the "Company"), and BNY Midwest Trust Company, an Illinois trust company, as trustee under the Indenture referred to below (the "Trustee").

W I T N E S S E T H:

                         WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of August 1, 2003 providing for the issuance of an aggregate principal amount of up to $400 million of 10.875% Senior Notes due 2013 (the "Notes");

                          WHEREAS, IMC Canada Ltd., a Canadian federal corporation ("IMC Canada Ltd. (Federal)") was a Guarantor under the Indenture;

                          WHEREAS, on February 24, 2004, IMC Canada Ltd. (Federal) was continued under the laws of Nova Scotia, and, the continuing entity, IMC Canada Ltd. (Nova Scotia), became a Guarantor under the Indenture;

                          WHEREAS, in accordance with this Supplemental Indenture, the Company desires to add the Guaranteeing Subsidiary as a Guarantor under the Indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth herein and in the Indenture;

                          WHEREAS, the Company intends to cause IMC Canada Ltd. (Nova Scotia) and   the Guaranteeing Subsidiary to be amalgamated under the laws of Nova Scotia effective as of March 1, 2004 (the "Amalgamation") and to continue as one company named IMC Canada ULC ("IMC Canada ULC");

                          WHEREAS, pursuant to this Supplemental Indenture, the Company acknowledges that, upon consummation of the amalgamation, consistent with the Indenture, IMC Canada ULC shall be a Guarantor under the Indenture as the continuation of each of IMC Canada Ltd. (Nova Scotia) and the Guaranteeing Subsidiary; and

                          WHEREAS, pursuant to Section 8.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

                          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

                          1.  Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                          2.  Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to become subject to the terms of the Indenture as a Guarantor.

                         3.  Acknowledgement of Guarantee of Continuing Company.  Each of the Company, IMC Canada Ltd. (Nova Scotia) and the Guaranteeing Subsidiary hereby acknowledges and agrees that, upon consummation of the Amalgamation, consistent with the Indenture, IMC Canada ULC shall be a Guarantor under the Indenture as the continuation of each of IMC Canada Ltd. (Nova Scotia) and the Guaranteeing Subsidiary.

                          4.  Incorporation of Terms of Indenture.  The obligations of IMC Canada ULC and the Guaranteeing Subsidiary under their respective Note Guarantee shall be governed in all respects by the terms of the Indenture and shall constitute a Note Guarantee thereunder.  IMC Canada ULC and the Guaranteeing Subsidiary shall be bound by the terms of the Indenture as they relate to their respective Note Guarantee.

                          5.  No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of IMC Canada ULC or the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company, IMC Canada ULC or the Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities Exchange Commission that such a waiver is against public policy.

                          6.  NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                          7.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

                          8.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

                         9.  Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by IMC Canada Ltd. (Nova Scotia), the Guaranteeing Subsidiary and the Company.

                        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

IMC GLOBAL INC.

 By:        E. Paul Dunn, Jr.
Name: E. Paul Dunn, Jr.
Title:   Vice President, Finance and Treasurer

IMC CANADA LTD.

By:        Norman B. Beug
 Name:  Norman B. Beug
Title:    Vice President, Canadian Operation

3086146 NOVA SCOTIA COMPANY

By:        Norman B. Beug
Name:  Norman B. Beug
Title:    President and Secretary

BNY MIDWEST TRUST COMPANY, as Trustee

By:________________________________
Name:
Title:

Return to IMC Global Inc. Form 10-Q